Exhibit 99.1

Event Name: Q3 2015 STAAR Surgical Co Earnings Call

Event Date: 2015-10-28 / 4:30 pm ET

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Operator^ Good day, ladies and gentlemen. Thank you for standing by. Welcome to STAAR Surgical's Third Quarter 2015 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, October 28, 2015. At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore^ Thank you, Operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the third quarter, which ended on October 2, 2015. Joining me on the call today are Caren Mason, President and CEO of STAAR Surgical, and Steve Brown, CFO. The news release detailing the third quarter results was issued just after 4 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we get started, let me quickly remind you that during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgement and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and diluted net income per-share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. Also, in order to compare our performance from period-to-period without the effect of currency fluctuations, we apply the same average exchange rate application to the prior period, or constant currency rate to sales. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release, which is available on our website. Now, I would like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

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Caren Mason^ Thank you, Brian, and good afternoon, everyone. I will begin our discussion with general commentary on the state of the business. Steve will then review key third quarter fiscal year 2015 financial results before we open the call for your questions. When I first joined STAAR's board of directors in June of 2014, I was a bit skeptical and encouraged to make my way to London to experience an extraordinary experts meeting and European Congress. As it turned out, I was unable to clear my schedule to attend. This year, although no longer skeptical, I was still unsure about the designation of extraordinary. Before this year's experts and ESCRS meetings in Barcelona, we welcomed Dr. John Hayashida and Dr. Keith Holliday to STAAR, who head our Clinical and Medical Affairs and R&D departments, respectively. The timing was good in that they are both ophthalmic industry veterans and they were anxious to attend and learn and properly position the significance of this meeting and the takeaways in their planning.

As it turns out, all three of us were stunned by the exceptional and very unique commitments by leading surgeons to share the ICL's superlatives and challenges with each other, and any surgeon willing to engage at the experts meeting, at the ESCRS, and at working group special sessions we conducted. At the experts meeting topics included: Over two decades of ICL-proven safety; Collamer, a Unique Material for Long-term Safety; literature review of Visian ICL safety, long-term clinical outcomes of the Visian ICL; Clinical Grand Rounds, Learning from my Mistakes and Challenging Cases. At the ESCRS, between educational symposia, training and instructional courses, posters and papers, there were over 40 opportunities to learn about the ICL at the ESCRS. Topics there included 20 Years of Preserving the Cornea for the Future; Correcting Astigmatism in Today's Refractive Practice; Visian ICL Selection Criteria and Preoperative Examination and Planning; and Visian ICL Surgical Technique and Postoperative Care.

At the working groups combined, over 20 leading surgeons debated for several hours the merits of potential ICL presbyopic correction parameters and sizing for the ICL and its relative significance and successful placement. Having the attention and attendance of leading surgeons in various venues for multiple days and evenings was a feat I have never witnessed. Our verdict is that extraordinary to characterize these combined events is an understatement. Much of what we learned is being put into planning and practice just one month later.

The clear challenge for STAAR is to apply these tenets of wisdom and deep appreciation for this technology to a much larger global user base. This is where we are focused. We have significant work to do in each market to properly position our vision care solutions as productive and profitable practice additions for the surgeon while delivering the best possible outcomes for patients. The technology is proven and performing. The uptake this quarter in usage is very promising but not yet a predicate for base business certainty. We do not collectively believe that the ICL, whatever vision correction classification we offer, is an outlier or secondary solution to other refractive procedures. However, today it accounts for less than 10% of refractive surgery in the majority of practices. We believe that the promise of the ICL is as fresh as when it was introduced. The market building and foundational operational excellence needs to be applied and achieved. In that vein, we have completed a number of deliverables we talked about beginning in April.

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The FDA remediation and improvement of our quality system continues, and is achieving internal metrics and budget projections. We have begun the transition from a strong contingent of consultant support to the hiring of several new quality leaders including a vice president of global quality assurance, quality systems managers, principal quality engineers, microbiology quality engineers, quality system auditors, and quality control inspectors. We continue to fund the remediation and significant executive and staff additions, QMS systems, facilities and equipment monitoring upgrades from operating capital. We place significant performance criteria on cash generation, and in the second quarter added $800,000 in cash followed by cash generation in the third quarter of $1.1 million. We have added global strategic marketing to lead our market building. We have adopted a much stronger project management focus for the addition of a more rigorous phase review discipline which will be in place by year-end. We have created a clinical affairs department led by industry-recognized leaders, both on staff and supporting us on a consultative basis.

Every aspect of our current commitment to regulatory bodies and future opportunities for clinical studies and validation is being reviewed and plans solidified. We have hired the very talented and accomplished Dr. Keith Holliday as leader of research and development. His initial focus is on supporting our remediation work, presbyopic ICL development, material and visionary projects, and new categories that blends development.

We have selected and recruited clinically leading surgeons to serve on our working groups for special projects, including presbyopia. We have completed our intellectual property patent (inaudible) review and filing new applications for recent developments is underway. Our plans to introduce the new expanded optic CentraFLOW lens are on schedule for targeted introduction beginning in Europe in Q1 2016, pending review and approval of the CE mark submission. We are finalizing a new branding strategy for this lens with a goal of increasing the appeal of the Visian ICL, the surgeons and their millennial patients.

All in all, I am pleased with the strength and commitment of the team to deliver ever-improving results for our shareholders. We need to rebuild, repurpose and reposition both operationally and commercially. We believe Implantable Collamer lenses will provide an integral evolution to visual freedom for patients all over the world. I will now turn over the call to Steve for a review of our Q3 financial results.

Steve Brown^ Thank you, Caren, and good afternoon, everyone. I will start the financial overview with top line results by product and market. First, for our ICL product line, total sales were $12.9 million for the third quarter of 2015, increasing by 21% from the prior year period with units increasing 21% as well. We experienced strong performance with sales and units increasing by double-digits in each regional market. EMEA ICL sales were $4.8 million during the third quarter, an increase of 25% compared to the prior year period with strong unit growth of 37%. Sales in Germany tripled over the prior year period due to the conversion of the market from the former distributor to direct selling, which began July 1, 2015, and increased unit growth of 44%. The increase in average selling price in Germany offset approximately one-third of the $1.1 million impact on EMEA sales from the weakening of the euro against the US dollar.

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In other key markets, EMEA unit sales were similarly strong with the Middle East up 67%, France up 38%, Latin America up 33%, and Spain up 16%. Asia-Pacific ICL sales were $6.4 million during the third quarter, an increase of 21% compared to the prior year period, with unit growth of 13%. Korea ICL sales increased 54% compared to the prior year period, when sales were first impacted by negative LASIK media coverage. Korea sales continue to recover as September year-to-date sales are now 7% behind prior year compared to being 21% behind the prior year through June. China ICL sales increased 20% due to the adoption of the CentraFLOW technology introduced in December 2014, and a price increase of 4% in July 2015. North America ICL sales were $1.7 million during the third quarter, up 14% from the prior year period, with unit growth of 10%.

For our IOL product line, total IOL sales were $4.4 million for the third quarter of 2015, and down 24% from the prior year period, with units down 18%. The decline was due to the weakening yen affecting Japan sales, the weakening euro affecting France sales, and a planned phase-out of sales in China; a planned hold on sales in Germany due to the distributor-to-direct conversion, and a continued decline in the US. In Japan, where we have over half our IOL business, units increased 5%. So, cumulatively, for the third quarter of 2015, our sales were $18.8 million, an increase of 3% from the $18.2 million of sales reported in the third quarter of 2014. In constant currency sales increased 7%. The total currency impact on sales from the strengthening US dollar against the euro and the yen was $1.8 million in the quarter.

Turning the discussion now to margins and spending, our gross margin improved 300 basis points to 68.3% compared to the prior year period of 65.3%. This improvement resulted from favorable geographic and product mix of 221 basis points, lower average unit costs of 131 basis points, higher average selling prices of 73 basis points, exclusive of the impact of the weaker euro on average selling prices, and lower other cost of sales of 22 basis points. The impact of the euro was unfavorable by 140 basis points.

Third quarter operating expenses increased 10% to $14.8 million compared to $13.4 million in the prior year period due to a bonus accrual reversal of $1.6 million in the prior year period. General and administrative expense was $4.9 million and approximately flat to the prior year when adjusting for the bonus accrual reversal. Marketing and selling expense was $6.3 million, and approximately $740,000 lower than the prior year due to optimization, North American selling and promotion cost, and decreased selling and promotional costs in Japan, and partially offset by increased selling costs in Germany as a result of the conversion to a direct sales force in that market.

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Research and development expense, which includes remediation and other FDA expenses, was $3.7 million and approximately $550,000 higher than the prior year due to increased validation and remediation expense. Remediation expense for the first nine months of 2015 is on budget.

Turning our attention to the bottom line, the net loss for the third quarter of 2015 was $1.8 million, or $0.04 on a per-diluted share basis compared to a net loss of $2.7 million, or $0.07 on a per-diluted share basis in the third quarter of 2014. The lower net loss in the third quarter 2015 versus the prior year period was primarily due to higher gross profit from sales volume and improved sales mix, higher other income and expense, and a lower income tax provision partially offset by higher operating expense.

On a non-GAAP basis, the adjusted net loss for the quarter was $40,000, or break-even on a per-diluted share basis as compared to adjusted net income in the prior year period of $87,000, or break-even per diluted share. These adjusted figures exclude nonrecurring expenses such as manufacturing consolidation and FDA remediation, as well as gains and losses on foreign currency transactions and stock-based compensation costs.

Now, turning to the balance sheet, cash and cash equivalents at October 2, 2015 totaled $16.1 million compared to $15.3 million at the end of the second quarter of 2015, and $13 million at the end of 2014. The Company added $746,000 in cash during the third quarter of 2015, which includes $1.1 million provided by operating activity, and $253,000 from the exercise of stock option partially offset by $595,000 in other uses of cash, primarily purchases of property and equipment. This concludes my comments and with that we are ready to take your questions. Operator, please open the line for questions.

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Operator^ (Operator Instructions) Our first question comes from Chris Cooley from Stephens. Your line is open

Chris Cooley^ Just two for me and I'll hop in the queue. One, very impressive growth there on the ICL during the quarter. Congratulations on that. Could you tell us if there were any new relationships that might have contributed to any of your international growth during the quarter? And then as a follow-on, in you prior call you had hinted about evaluating or restructuring the cataract business broadly defined, noticing that it's weak again here, admittedly a lot of that due to currency. But could you maybe update us on your thoughts as it pertains to the cataract segment of your business as well? Thanks so much.

Caren Mason^ Sure, Chris. With regard to ICL growth, there wasn't one significant large account that would account, for example, let's say multiple markets of growth. What there was during the third quarter, I believe, is a renewed confidence by our distributors and by our surgeons and our ability to deliver on time. You saw that the Toric ICL in the third quarter beat the record of the second quarter. So, none of this growth could really be attributed to unusual levels of buying or stocking. So, this is very, very healthy growth trend-wise. Current customers, some new customers, new surgeons in all of our markets, excited about the ICL and certainly the CentraFLOW and its proven performance. We do believe some if it came from a very outstanding experience at our experts meeting, where 50% of the surgeons who attended to learn very in-depth understanding of our ICL products were new to that meeting. So, I think from the ICL standpoint we have very healthy growth with our large business opportunities currently in development and underway, but not contributing as of yet to the current ICL growth.

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In terms of the IOL, we are really going in 2016, we're going to address the premium IOL market, what segments we currently address in the major markets. Mostly today, as you know, we have a growth story in Japan. We have some business in Europe that is healthy. We had a reduction in business in Germany. There may be some opportunity for us to win some of that back going direct. And there is also certainly the business in the US, and that business, of course, is handled by our manufacturing representative group. So, for us, when we look at the competitiveness of the IOL, we look at directionally where IOL is going in terms of being premium, of presbyopic correction outside the US being promised, it makes us take a very hard look at how we want to participate and compete. Our Collamer material, by the way, could be in consideration for a presbyopic IOL in the future, so all of the above is under consideration.

Chris Cooley^ Thank you.

Operator^ (Operator Instructions) Our next question comes from Jim Sidoti from Sidoti.

Jim Sidoti^ I know on the last call you mentioned that price increase was going to start to take effect around now. Do you think there was some buying ahead of that in the quarter?

Steve Brown^ Hi, Jim, this is Steve. We did a thorough analysis of it and the only buy-in was in the markets in the Middle East, where we had the largest price increase. That buy-in was only about 10% of their normal quarterly purchase.

Jim Sidoti^ Okay, so no significant stocking ahead of the price increase?

Steve Brown^ No, there was not. And if you remember, Jim, we mentioned on the last call, for Toric ICLs there can be no stocking, because you order those lenses for a patient-specific eye. And in our two largest markets where the Spherical ICL could be stocked, China and Korea, China, there was already a price increase that took place, and in Korea we were not doing yet a price increase.

Jim Sidoti^ Right. Can you give us an update on Korea? I know a year ago is when the negative (inaudible) came out and you were going to start some direct to consumer advertising. Can you let us know what the environment there is like now?

Caren Mason^ Sure. I have had the opportunity to meet with our Korean distributor in Lisbon and Barcelona and we remain in contact. He tells us that in this past quarter, as you may have seen, South Korea from a consumer basis has started to pick up again. People are out and about, they're probably making up for lost time with the isolation around MERS. In terms of the LASIK business in Korea, I won't comment there in terms of any recovery, but will tell you that more normal buying patterns are what we are experiencing right now from our Korean distributor.

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Jim Sidoti^ All right. And then China, can you just expand on why you decided to exit that market for IOLs?

Steve Brown^ Yes. We just didn't have the size to make sense of the sale in China. There is a lot to cover and being that we were selling through distributors, the profitability of selling IOLs in that market just was not up to snuff.

Jim Sidoti^ Okay. How about back at the factory, do you think all the manufacturing issues have been worked out now? Do you have enough capacity to respond to the typical pickup in the fourth quarter?

Steve Brown: We have enough capacity to respond to an uptake. If you recall, coming out of the second quarter, we had a significantly reduced, our backorders coming out of the third quarter. There is an insignificant number of backorders.

Jim Sidoti^ Right. And then, finally, I know you're reluctant to update us on the FDA, but I assume there has been continuous back-and-forth with the FDA, and have any of the 483s from last year and earlier this year been resolved?

Caren Mason^ There has really been one-way communication to the FDA since February, with our initial response to both the warning letters and 483 observations in terms of what our plan would be for remediation, and a complete overhaul of our quality system and a building a culture of quality. What we do and when we said we met our internal metrics, it means that all the promises that we made to the FDA in terms of what we would deliver and when is largely on track, and that in terms of the remediation dollars that we've allocated over and above their incrementals to our normal spending are on plan. So, we continue to do what we promised to do and we have had some consultative support in terms of taking a look at our progress, and we continue to adjust along the way to make sure that we are very closely and adeptly meeting what the expectations would be for us to get back into full compliance.

Jim Sidoti^ And, Caren, now that you've been there for, well, I guess about six months or so, do you think that STAAR can be a profitable company without a Toric approval in the US?

Caren Mason^ Well, actually, if you were to do some adjusting right now, you would find us already profitable in the fact that if you take out the incremental spending of $1 million a quarter, if you add in some of the currency challenges that we have, and you take a look at the hold on spending and what we've been able to do, you would have a profitable picture already today. So, yes, I absolutely believe this Company can be profitable.

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Jim Sidoti^ All right. Thank you.

Operator^ At this time I'm showing no further questions. I would like to turn the call back over to Ms. Caren Mason, President and CEO of STAAR Surgical.

Caren Mason^ I think there might be someone on the line, if you could double-check, please?

Operator^ We do have a question now from Brian Weinstein from William Blair. Your line is open.

Matt Larew^ Hey, good afternoon. This is Matt Larew in for Brian. I appreciate you taking me in here at the end. First one, Caren, you know that the second quarter here where you discussed a multitude of constructive initiatives you are taking to address quality, manufacturing, I was wondering if we could get a sense of what stage you're in in terms of transitioning from the evaluation and consultancy stage into the hiring and actual action phases of some of those programs.

Caren Mason^ Okay. In terms of consultants, it's really been totally the quality and regulatory side because of the massive commitment that we made and the time frame to do it, and a lot of those jobs, we, I think, are down to six consultants from a much larger grouping. We've hired from that consulting group as well as outside some really outstanding talent that have become employees. In terms of all our other major initiatives, consultants are really not involved. These are our internal people and we made some good hires there as well. So, in every one of those major initiatives that we've been addressing, we are meeting or exceeding our timelines in terms of what we expect for performance and for return on that investment in 2016 and beyond.

Matt Larew^ Okay, thanks, Caren. And, Steve, one for you. I think you said that 71 basis points of the gross margin impact came from some of the higher SPs in the third quarter there. Just curious what percentage of market you already converted over to the higher SP versus those that were going to take effect on October 1?

Steve Brown^ Oh, yes. The higher average selling prices, in terms of gross profit margin, that was an add of 73 basis points. But the price increases took place October 1. So, those higher average selling prices didn't have anything to do with the price increase other than the one we took in China in July.

Matt Larew^ Got it, thanks. That's all for me. Appreciate it.

Operator^ At this time I would like to turn the call back over to Ms. Caren Mason, President and CEO of STAAR Surgical.

Caren Mason^ Thank you for your participation on our call today. We appreciate your interest and investment in our Company. We look forward to seeing some of you at the Stephens conference in New York City on November 10. All the best to all of you.

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